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                                                                 Exhibit 99.1


Contact:      Thomas W. Zaucha, CEO
              Northstar Health Services, Inc.
              (412) 465-3200

              Tracey L. Missien, Director of Marketing
              Northstar Health
              Services, Inc.
              (412) 465-3710

                                                           FOR IMMEDIATE RELEASE

      NORTHSTAR'S $15.3M SENIOR DEBT PURCHASED BY CERBERUS PARTNERS, L.P.

INDIANA, PA - SEPTEMBER 10, 1997-Northstar Health Services,Inc.(NSTR:OTCBB) announced today that Cerberus Partners, L.P., a New York based investment firm has purchased from IBJ Schroder Bank & Trust Company, its senior debt amounting to $15.3 million. The company's debt was purchased subject to an existing forbearance agreement that extends through the end of September 1997.

Founded in 1992, Cerberus Partners, L.P. is a broadly diversified financial securities firm that invests in publicly traded and private debt issues of both large and middle market companies. Cerberus also provides financing for companies seeking capital for mergers, acquisitions and working capital.

Northstar believes, based on prior discussions with Cerberus, that Cerberus intends to work closely with management to build a mutually beneficial long term relationship. To that end, Northstar and Cerberus Partners intend to commence negotiations immediately to establish a permanent restructuring of the company's senior debt that would cure all existing defaults and contemplate a viable repayment schedule.

Thomas W. Zaucha, Chairman and CEO stated, "Our movement toward working closely with Cerberus Partners will enable Northstar to accomplish financial goals on several fronts both in terms of debt restructuring and stability. We view this partnership very favorably for the future as we continue our forward progress in restoring the Company to financial health."

Northstar Health Services, Inc. is a leading regional provider of physical rehabilitation, mobile diagnostics and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.


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